Exhibit 99.1

News Release

HANOVER COMPRESSOR COMPANY 12001 N. Houston Rosslyn Houston, TX 77086 (281) 447-8787 Contact: Lee Beckelman, Investor Relations

HANOVER COMPRESSOR REPORTS FOURTH QUARTER 2003

FINANCIAL RESULTS

HOUSTON, February 17, 2004 – Hanover Compressor Company (NYSE:HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications, today reported financial results for the quarter and year ended December 31, 2003.

Summary

Fourth quarter 2003 revenue was $270.1 million compared to fourth quarter 2002 revenue of $261.7 million. The fourth quarter 2003 results include $22.7 million of production and processing equipment fabrication revenue from Belleli Energy S.r.l. (“Belleli”), compared to $15.4 million for the same period a year earlier. Hanover began including Belleli in its consolidated financial results in November 2002.

EBITDA from continuing operations (consolidated income (loss) from continuing operations before interest expense, leasing expense, provision for (benefit from) income taxes, depreciation and amortization, and goodwill impairment) for the fourth quarter was $60.5 million, compared to $44.3 million for the same period a year earlier. Included in fourth quarter 2003 EBITDA was a $4.1 million non-cash charge to provide for the estimated cost of the securities-related litigation settlement resulting from the change in the company’s stock price. An adjustment to the estimated provision for the cost of the securities-related litigation settlement may be required to mark to market the non-cash portion at the effective date, which is currently estimated to be in early March 2004. The company expects to record this adjustment in its Annual Report on Form 10-K for the year ended December 31, 2003. Any such adjustment recorded in the company’s Annual Report on Form 10-K would cause its expenses and its net loss for the fourth quarter and year ended December 31, 2003 to be different than those presented in this press release. Fourth quarter 2002 EBITDA included $17.2 million in charges for severance costs and bad debt reserves related to non-core businesses.

Net loss for the fourth quarter 2003 was $72.1 million, or $0.88 per share compared with a net loss of $74.9 million, or $0.93 per share in the fourth quarter 2002. As detailed in the chart below, included in the fourth quarter 2003 net loss was $47.7 million in pre-tax charges for the estimated cost of the securities-related litigation settlement, the impairment of goodwill related to Hanover’s investment in Belleli, the write-off of deferred financing costs associated with debt that was refinanced in December 2003, the write-down of the company’s investment in discontinued operations, and a deferred tax valuation allowance included in the provision for income taxes. The net loss in the fourth quarter 2002 included $108.5 million in pre-tax charges for the write-down of the company’s investment in discontinued operations, the write-down of a portion of the company’s domestic compression rental fleet, and severance costs and bad debt reserves.

Included in the net loss for the fourth quarter 2003 were the following charges (in millions):

	Pre-tax charge	After-tax charge	Impact to EPS ($/share)
Securities-related litigation settlement	$4.1	$2.6	$0.03
Belleli goodwill impairment	38.8	38.8	0.47
Write-off of deferred financing costs	2.5	1.2	0.02
Write-down of discontinued operations	2.3	1.5	0.02
Deferred tax valuation allowance	—	26.2	0.32

Total	$47.7	$70.3	$0.86

For the year ended December 31, 2003, revenue increased to $1,095.4 million over 2002 revenue of $1,028.8 million. Included in 2003 revenue was $116.8 million from Belleli, compared to $15.4 million in 2002. For the year, Hanover recorded a net loss of $208.5 million, or $2.57 per share, compared to a net loss of $116.1 million, or $1.46 per share in 2002. As detailed below, included in the 2003 net loss was $255.3 million in pre-tax charges. The 2002 net loss included $182.7 million in pre-tax charges.

Included in the net loss for 2003 were the following charges (in millions):

	Pre-tax charge	After-tax charge	Impact to EPS ($/share)
Rental fleet asset impairment	$14.4	$9.8	$0.12
Cumulative effect of accounting change	133.7	86.9	1.07
Securities-related litigation settlement	44.3	28.8	0.36
Belleli goodwill impairment	38.8	38.8	0.48
Write-off of deferred financing costs	2.5	1.2	0.02
Loss on sale/write-down of discontinued operations	21.6	14.1	0.17
Deferred tax valuation allowance	—	26.2	0.32

Total	$255.3	$205.8	$2.54

“With the conclusion in December 2003 of the SEC investigation, the issuance of new public notes, and the execution of a new bank credit facility and in early February 2004, the court approval of our securities-related litigation settlement, Hanover now has the opportunity for the first time in over two years to focus clearly on its operations,” said Chad Deaton, President and Chief Executive Officer of Hanover. “While our fourth quarter and year end financial results for 2003 were unsatisfactory, we are encouraged by the continued improvement in our domestic rental fleet utilization, our increasing international rental revenue and our improving fabrication backlog. We are committed in 2004 to improving our operating margins, increasing our fabrication activity, increasing our operating cash flow, and reducing our leverage, while moving forward on the implementation of our long term strategy to be a total solutions provider of the surface equipment needs for global oil and gas producers.”

Summary of Business Segment Results

Domestic Rentals

(in thousands)

	Three months ended December 31,			Year ended December 31,
	2003	2002	Increase (decrease)	2003	2002	Increase (decrease)
Revenue	$82,458	$79,324	4%	$324,186	$328,600	(1)%
Operating expense	33,382	32,814	2%	127,425	122,172	4%

Gross profit	$49,076	$46,510	6%	$196,761	$206,428	(5)%
Gross margin	60%	59%	1%	61%	63%	(2)%

Domestic rental revenue and gross profit increased in the fourth quarter 2003 due to improved utilization in the company’s compression rental fleet. Utilization of Hanover’s domestic compression rental fleet increased to 76% at December 31, 2003 from 72% at December 31, 2002. The increase in utilization was due to an increase in contracted units, which led to a 2% increase in utilization, the retirement of units to be sold or scrapped, and the deployment of units into international operations.

For the full year 2003, domestic rental revenues and gross margin decreased from 2002 due to weaker demand and stronger competition which resulted in lower fleet utilization in the first six months of the year, relative to the same period a year earlier, higher operating expenses and start up costs for a large gas plant in the second quarter 2003. Hanover’s average domestic utilization for 2003 was approximately 3% lower than its average utilization for 2002.

International Rentals

(in thousands)

	Three months ended December 31,			Year ended December 31,
	2003	2002	Increase (decrease)	2003	2002	Increase (decrease)
Revenue	$54,431	$46,088	18%	$206,404	$189,700	9%
Operating expense	19,783	17,724	12%	67,465	57,579	17%

Gross profit	$34,648	$28,364	22%	$138,939	$132,121	5%
Gross margin	64%	62%	2%	67%	70%	(3)%

Fourth quarter 2003 and the full year 2003 international rental revenue increased, compared to the same periods a year earlier, due to increased compression rental activity, primarily in Argentina and Mexico, and the addition in 2003 of two gas processing plants in Mexico and Brazil. In addition, Hanover’s fourth quarter 2002 revenue and gross margin were negatively impacted by approximately $2.7 million in revenue that was not recognized until 2003 due to concerns about the ultimate receipt as a result of the strike by workers of the national oil company in Venezuela. Gross margin for 2003 decreased when compared to 2002, due primarily to increased expenses related to operational inefficiencies.

Parts, Service and Used Equipment

(in thousands)

	Three months ended December 31,			Year ended December 31,
	2003	2002	Increase (decrease)	2003	2002	Increase (decrease)
Revenue	$50,696	$51,019	(1)%	$169,023	$223,845	(25)%
Operating expense	40,838	35,940	14%	126,619	179,844	(30)%

Gross profit	$9,858	$15,079	(35)%	$42,404	$44,001	(4)%
Gross margin	19%	30%	(11)%	25%	20%	5%

Parts, service and used equipment revenue for the fourth quarter 2003 was slightly lower than the same period a year earlier. Gross margin for the quarter was lower than previous year results primarily because of lower margins on used rental equipment and installation sales. Parts, service and used equipment revenue includes two business components: parts and service; and used rental equipment and installation sales. For the fourth quarter 2003, parts and service revenue was $35.7 million with a gross margin of 26%, compared to $36.2 million and 27%, respectively, for the same period a year ago. Used rental equipment and installation sales revenue in the fourth quarter was $15.0 million with a gross margin of 5%, compared to $14.8 million at a 37% gross margin for the same period a year earlier.

For the full year 2003, parts, service, and used equipment revenue was lower than 2002 results due primarily to lower used rental equipment and installation sales. Parts and service revenue was $125.9 million with a gross margin of 29% for 2003, compared to $144.1 million in revenue with a gross margin of 22% in 2002. Used rental equipment and installation sales revenue was $43.1 million with a gross margin of 14% compared to $79.8 million with a gross margin of 16% in 2002. The company’s used rental equipment and installation sales (which usually have a lower margin than our parts and service sales) decreased our parts, service and used equipment gross margin by approximately 4% in 2003 and by 2% in 2002. In addition, the 2002 parts, service, and used equipment gross margin was negatively impacted by approximately 3% due to the $6.8 million inventory write-down and reserves recorded during 2002 for parts, which were either obsolete, excess or carried at a price above market value.

Compression and Accessory Fabrication

(in thousands)

	Three months ended December 31,			Year ended December 31,
	2003	2002	Increase (decrease)	2003	2002	Increase (decrease)
Revenue	$25,057	$28,725	(13)%	$106,896	$114,009	(6)%
Operating expense	22,972	25,562	(10)%	96,922	99,446	(3)%

Gross profit	$2,085	$3,163	(34)%	$9,974	$14,563	(32)%
Gross margin	8%	11%	(3)%	9%	13%	(4)%

For the fourth quarter and full year 2003, compression fabrication revenue and gross margin declined, compared to 2002, due primarily to: (i) strong competition for new orders which negatively affected the selling price and the resulting gross margin; and (ii) sales and operational disruptions associated with the company’s consolidation of its fabrication facilities.

Production and Processing Equipment Fabrication

(in thousands)

	Three months ended December 31,			Year ended December 31,
	2003	2002	Increase (decrease)	2003	2002	Increase (decrease)
Revenue	$49,508	$49,885	(1)%	$260,660	$149,656	74%
Operating expense	45,401	43,113	5%	234,203	127,442	84%

Gross profit	$4,107	$6,772	(39)%	$26,457	$22,214	19%
Gross margin	8%	14%	(6)%	10%	15%	(5)%

Production and processing equipment fabrication revenue for the fourth quarter 2003 was slightly lower than the same period in 2002. Included in production and processing equipment fabrication revenue and expense for the fourth quarter 2003 was $22.7 million in revenue and $19.8 million in expense for Belleli, compared to $15.4 million in revenue and $13.7 million in expense in the fourth quarter 2002. Gross margin for production and processing equipment fabrication for the fourth quarter of 2003 declined, compared to the fourth quarter 2002, due primarily to losses related to cost overruns on certain projects that the company was not able to pass on to the respective customers.

2003 production and processing equipment revenue was higher than 2002 revenue because of the inclusion of a full year of revenue from Belleli. Included in 2003 was $116.8 million in revenue and $105.3 million in expense for Belleli, compared to $15.4 million in revenue and $13.7 million in expense in 2002. In November 2002, Hanover increased its ownership percentage of Belleli to 51% and began including Belleli in its consolidated financial results. Gross margin for production and processing equipment fabrication declined, compared to the same period a year earlier due primarily to increased competition for the company’s high specification equipment lines, cost overruns in the fourth quarter discussed above, project delays in anticipated orders, a slow down in sales activity at Belleli early in the year caused by the war in Iraq, and increased foreign currency exposure due to the strengthening of the Euro and Canadian Dollar relative to the U.S. Dollar.

Selling, general, and administrative expense (“SG&A”) for the fourth quarter 2003 was $42.0 million, compared to $46.0 million in the fourth quarter 2002, which included a $6.1 million charge for adjustments to the company’s bad debt reserves and employee separation costs related to a reduction in the company’s workforce. Included in the fourth quarter 2003 SG&A expense was $3.4 million in SG&A expense for Belleli, compared to $1.2 million in the fourth quarter 2002. This increase was due to Belleli’s results being included for a full quarter in 2003.

SG&A expense for 2003, as a percentage of revenue, was 15%, flat with 2002. On a dollar basis, SG&A expense in 2003 was $161.7 million compared to $153.7 million in 2002. The increase over 2002 was primarily due to the inclusion of Belleli’s SG&A expense of $11.0 million, compared to $1.2 million in 2002.

Depreciation and amortization expense for the quarter decreased to $45.7 million, compared to $68.8 million for the same period a year ago. Included in depreciation and amortization for the fourth quarter 2002 was a $34.5 million charge for the reduction in the carrying value of certain idle compression equipment that was retired and the acceleration of depreciation related to certain plants and facilities that were expected to be sold or abandoned. Depreciation and amortization expense in the fourth quarter 2003 included $2.5 million to write off deferred financing costs associated with the company’s old bank credit facility and compression equipment lease obligations that were refinanced in December 2003. Fourth quarter 2003 depreciation and amortization increased, compared to the same period a year ago, primarily due to approximately $4.2 million in additional depreciation expense associated with the compression equipment operating leases that were consolidated into Hanover’s financial statements in the third quarter of 2003 and increased depreciation expense due to additions to the rental fleet, including maintenance capital, placed in service during the year.

Depreciation and amortization expense for 2003 was $172.6 million, compared to $151.2 million in 2002. The increase in depreciation and amortization was primarily due to: the inclusion of $3.0 million of depreciation and amortization from the inclusion of Belleli for a full year; $14.4 million non-cash charge in the third quarter to write-down a portion of the company’s compression rental fleet; approximately $8.5 million in additional depreciation expense associated with the compression equipment operating leases that were consolidated into Hanover’s financial statements in the third quarter of 2003; and increased depreciation expense due to additions to the rental fleet, including maintenance capital, placed in service during the year. Depreciation and amortization expense for 2002 included $34.5 million in charges discussed above.

In the fourth quarter 2003, Hanover recorded a $38.8 million non-cash charge for goodwill impairment. During the quarter the company performed its annual impairment review of goodwill and determined that an impairment charge should be taken on the goodwill associated with Belleli. In the fourth quarter 2002, the company recorded a $4.6 million goodwill impairment charge related to the write-down of the goodwill associated with its pump division. In addition, in the second quarter 2002, Hanover recorded a $47.5 million goodwill impairment charge on the goodwill associated with its production and processing equipment fabrication business.

In addition, in the fourth quarter 2003, Hanover also recorded a $26.2 million valuation allowance for deferred tax assets in which future realization is uncertain.

Liquidity and Other

Hanover had capital expenditures of approximately $37 million in the fourth quarter 2003, compared to approximately $67 million for the same period last year. For 2003, Hanover had capital expenditures of approximately $142 million compared to $250 million in 2002. At December 31, 2003, the company had approximately $27 million outstanding under its $350 million bank credit facility and approximately $57 million in cash on its balance sheet.

In December 2003, Hanover issued $200 million of 8.625% Senior Notes due 2010 and $143.8 million of 4.75% Convertible Senior Notes due 2014. The proceeds from these offerings were used to refinance $200 million in compression equipment lease obligations and to reduce borrowings under the company’s bank credit facility. Additionally, the company executed a new $350 million senior bank credit facility with a December 2006 maturity.

“One of our objectives in 2003 was to reduce capital expenditures to a level that can be supported by our internally generated cash flow and to improve our liquidity available to support our operations,” said John Jackson, Senior Vice President and Chief Financial Officer of Hanover. “Our capital expenditures for the year were well below 2002 levels and with the issuance of the new public notes in December and the execution of a new credit facility, we dramatically improved our liquidity position. Going into 2004, we are committed to reducing our net debt by approximately $40 million from internally generated cash flow and asset sales and we will manage our capital expenditures accordingly to meet this objective.”

Total compression horsepower at December 31, 2003 was approximately 3,513,000, including approximately 2,588,000 horsepower in the United States and approximately 925,000 horsepower internationally. Hanover’s compression horsepower utilization rate as of December 31, 2003, on a total horsepower basis, was approximately 81%, an increase over utilization of approximately 80% at September 30, 2003 and 78% at December 31, 2002. Domestic and international utilization at December 31, 2003 was approximately 76% and 94%, respectively, compared to approximately 75% and 94%, respectively, at September 30, 2003, and approximately 72% and 96%, respectively, at December 31, 2002.

At December 31, 2003, Hanover’s third-party fabrication backlog, excluding Belleli, was approximately $46 million, a 48% decrease from fourth quarter 2002 levels. Compared to the third quarter 2003, the company’s backlog, excluding Belleli, decreased by approximately 25%. Backlog for Belleli at December 31, 2003 was approximately $107 million, compared to approximately $66 million at September 30, 2003.

2004 Guidance

For 2004, Hanover anticipates revenue growth in the 5% to 10% range over 2003 results with EBITDA from continuing operations anticipated to be between $280 million and $315 million. The company anticipates capital expenditures for 2004 to be in the $100 million to $150 million range, including maintenance capital expenditures that are anticipated to be between $50 million and $60 million.

Conference Call Details

Hanover will host a conference call at 11:00 a.m. Eastern Time, on Tuesday, February 17, 2004 to discuss financial results for the quarter and year end December 31, 2003, and other matters. To access the call, US and Canadian participants should dial (800) 601-8584, international participants should dial (706) 643-1959 at least ten minutes before the scheduled start time. Please reference Hanover conference call number 5283398. For those unable to participate, a replay will be available from 2:00 p.m. Eastern Time on Tuesday, February 17th until midnight on Tuesday, February 24th . To listen to the replay, please dial (800) 642-1687 in the United States and Canada, or (706) 645-9291 internationally, access code 5283398. The company’s conference call will also be broadcast live over the Internet. To access the webcast, log onto the company’s web site (www.hanover-co.com), and click on the webcast link located on the company’s home page.

About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies.

Certain matters discussed in this document are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and

Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; legislative changes or changes in economic or political conditions in the countries in which we do business; the inherent risks associated with our operations, such a equipment defects, malfunctions and failures and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives such as integrating acquired businesses, implementing our new enterprise resource planning systems, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, executing our exit and sale strategy with respect to assets classified on our balance sheet as discontinued operations and held for sale, and concluding the agreed-upon settlement of our securities-related litigation; our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt; and fluctuations in our net income attributable to changes in the fair value of our common stock that will be used to fund the settlement of the securities-related litigation. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

(Tables Follow)

HANOVER COMPRESSOR COMPANY

CONSOLIDATED FINANCIAL DATA

AND EBITDA RECONCILIATION

(in thousands of dollars, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003 (1)	2002	2003	2002
Revenues:
Domestic rentals	$82,458	$79,324	$324,186	$328,600
International rentals	54,431	46,088	206,404	189,700
Parts, service and used equipment	50,696	51,019	169,023	223,845
Compressor and accessory fabrication	25,057	28,725	106,896	114,009
Production and processing equipment fabrication	49,508	49,885	260,660	149,656
Equity in income of non-consolidated affiliates	6,215	4,883	23,088	18,811
Other	1,737	1,773	5,093	4,189

	270,102	261,697	1,095,350	1,028,810
Expenses:
Domestic rentals	33,382	32,814	127,425	122,172
International rentals	19,783	17,724	67,465	57,579
Parts, service and used equipment	40,838	35,940	126,619	179,844
Compressor and accessory fabrication	22,972	25,562	96,922	99,446
Production and processing equipment fabrication	45,401	43,113	234,203	127,442
Selling, general and administrative	41,997	46,032	161,655	153,676
Foreign currency translation	1,212	3,414	2,548	16,753
Provision for estimated cost of securities litigation settlement	4,053	—	44,306	—
Other	(46)	12,770	2,905	27,607

	209,592	217,369	864,048	784,519

EBITDA from continuing operations (2), (3)	60,510	44,328	231,302	244,291

Depreciation and amortization	45,716	68,814	172,602	151,181
Goodwill impairment	38,752	4,603	38,752	52,103
Leasing expense	—	21,868	43,139	90,074
Interest expense	31,892	12,215	89,175	43,352

	116,360	107,500	343,668	336,710

Loss from continuing operations before income taxes	(55,850)	(63,172)	(112,366)	(92,419)
Provision for (benefit from) income taxes	14,853	(24,988)	(3,610)	(17,576)

Loss from continuing operations	(70,703)	(38,184)	(108,756)	(74,843)
Discontinued operations, net of tax	(1,417)	(36,736)	(12,799)	(41,225)
Cumulative effect of accounting change, net of tax	—	—	(86,910)	—

Net loss	$(72,120)	$(74,920)	$(208,465)	$(116,068)

Basic loss per common share:
Loss from continuing operations	$(0.86)	$(0.48)	$(1.34)	$(0.94)
Loss from discontinued operations	(0.02)	(0.45)	(0.16)	(0.52)
Loss from cumulative effect of accounting change	—	—	(1.07)	—

Net loss per common share	$(0.88)	$(0.93)	$(2.57)	$(1.46)

Diluted loss per common share:
Loss from continuing operations	$(0.86)	$(0.48)	$(1.34)	$(0.94)
Loss from discontinued operations	(0.02)	(0.45)	(0.16)	(0.52)
Loss from cumulative effect of accounting change	—	—	(1.07)	—

Net loss per common share	$(0.88)	$(0.93)	$(2.57)	$(1.46)

Weighted average common and equivalent shares outstanding:
Basic	81,767	80,192	81,123	79,338

Diluted	81,767	80,192	81,123	79,338

Gross profit percentage:
Domestic rentals	60%	59%	61%	63%
International rentals	64%	62%	67%	70%
Parts, service and used equipment	19%	30%	25%	20%
Compressor and accessory fabrication	8%	11%	9%	13%
Production and processing equipment fabrication	8%	14%	10%	15%

(1)	An adjustment to the estimated mark to market of the liability for the securities-related litigation settlement may be required at the anticipated effective date in early March 2004 and this adjustment would be recorded in the company’s SEC Form 10-K for the year ended December 31, 2003.

(2)	EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, leasing expense, provision for (benefit from) income taxes, depreciation and amortization and goodwill impairment. The company believes that EBITDA is a commonly used measure of financial performance for valuing companies in its industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2004 net income, which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA is unavailable because the following items are significantly uncertain so as make a 2004 prediction inadvisable: the ultimate amount of the settlement charge since the amount may fluctuate prior to the finalization of the litigation settlement, interest expense, foreign currency translation, taxes, depreciation, selling, general, and administrative expense and net results from and proceeds of the sale of our discontinued operations. The ultimate outcome of these uncertain items may have an impact on our net income.

(3)	Fourth quarter 2003 EBITDA included a $4.1 million estimated charge for the securities-related litigation settlement. The year ended 2003 EBITDA included a $44.3 million estimated charge for the securities-related litigation settlement. Fourth quarter 2002 EBITDA, included $17.2 million in parts, service and used equipment expense, selling, general and administrative expense, and other expense for severance costs and bad debt reserves related to non-core businesses.